SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
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                                   SCHEDULE TO
                                 (RULE 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                              SOFTNET SYSTEMS, INC.
                            (Name of Subject Company)

                          INDEPENDENCE HOLDING COMPANY
                             (Name of Filing Person)

                          COMMON STOCK $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    833964109
                     (CUSIP Number of Class of Securities )

                                 David T. Kettig
                             96 Cummings Point Road
                           Stamford, Connecticut 06902
                                 (203) 358-8000
                ________________________________________________
                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                            CALCULATION OF FILING FEE

         Transaction valuation*                    Amount of filing fee
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* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                  Not applicable.
Form or Registration No.:                Not applicable.
Filing party:                            Not applicable.
Date filed:                              Not applicable.

[x] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [ ]  third party tender offer subject to Rule 14d-1.
     [x]  issuer tender offer subject to Rule 13e-4.
     [ ]  going-private transaction subject to Rule 13e-3.
     [ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

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